UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 17, 2014

Cosi, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50052	06-1393745
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1751 Lake Cook Road, Suite 600; Deerfield, Illinois		60015
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 597-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement.

On March 18, 2014, Cosi, Inc. (the “Company” or “Cosi”) entered into an Election to Cause Merger Agreement (collectively with all exhibits thereto, the “Agreement”) with Hearthstone Associates, LLC (“Hearthstone”), Robert J. Dourney and Nancy Dourney (collectively with Robert J. Dourney, the “Holders”). Hearthstone, which is wholly-owned by the Holders, operates certain Company franchise restaurants through its wholly-owned subsidiary, Hearthstone Partners, LLC (the “Subsidiary”).

Under the terms of the Agreement, the Company granted to Hearthstone the sole and exclusive right (the “Right”), exercisable at the discretion of Hearthstone at any time after January 1, 2015 and before March 18, 2015, to elect to require Cosi to acquire Hearthstone by effecting a reverse triangular merger of Hearthstone with and into a subsidiary of Cosi (the “Merger”). If the Merger is consummated, the Company shall issue 1,790,993 shares of common stock of the Company to the Holders in the Merger.

The obligation of the Company to effect the Merger is subject to the satisfaction of a number of conditions at the time of the Merger, including (a) the transfer to Hearthstone of all indebtedness under a certain existing promissory note made by Robert J. Dourney to a third party, (b) the completion of construction of certain additional Company franchise restaurants, (c) the receipt of certain lender consents, (d) the approval of the Merger by the shareholders of the Company if then required pursuant to the NASDAQ Stock Market Rules and (e) other customary conditions.

The Company has provided customary representations and warranties to Hearthstone and is obligated to indemnify Hearthstone and the Subsidiary from any breach by the Company of such representations and warranties or the Agreement. The Company’s indemnification obligations shall terminate if the Right is not exercised prior to its expiration. In the event of a material breach of the Agreement by either the Company or Hearthstone, the other party, in addition to other remedies available at law, may be entitled to rescind the Merger, if applicable.

Until the Merger is consummated or the Right expires, Hearthstone and the Subsidiary are bound by certain restrictive covenants, including prohibitions or limitations on issuing or transferring equity securities, incurring additional debt, engaging in acquisitions, dispositions or mergers, amending governance documents, or suffering events of default under their loan or franchise agreements. In addition, Hearthstone and Subsidiary are obligated to provide the Company access to their financial information, books and records and personnel until the Merger is consummated or the Right expires.

The Election to Cause Merger Agreement between the Company, Hearthstone, Robert J. Dourney and Nancy Dourney is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 in its entirety by reference.

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2014, the Board appointed Robert J. Dourney to serve as a President and Chief Executive Officer of the Company and a director of the Company.  Mr. Dourney was not appointed to serve on any committees of the Board.  The appointment of Mr. Dourney was not pursuant to any arrangement or understanding between him and any other person. Mr. Dourney is not a party to any transaction, or any proposed transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Prior to joining the Company, Mr. Dourney (age 55) served as the founder and CEO of Hearthstone.  Prior to founding Hearthstone Associates, Mr. Dourney served as COO for Au Bon Pain, overseeing $250 million business both domestically and internationally.  Prior to joining Au Bon Pain, he was Regional Vice President of Operations and later Vice President of Franchise Operations and Development for Applebee’s International, overseeing $3.1 billion franchise system.  Mr. Dourney serves on the Board of Directors for Frisch’s Restaurants, Inc., Boloco and the Massachusetts Restaurant Association Board of Directors and is a member of the Finance Committee for the Inner-City Scholarship Foundation of Boston and the Catholic Schools Foundation Board of Trustees.  Mr. Dourney attended Villanova University.

In connection with the appointment of Mr. Dourney as Chief Executive Officer and President of the Company, Stephen Edwards resigned as Chief Executive Officer and President of the Company, effective as of March 17, 2014.  Mr. Edwards was appointed as Executive Chairman of the Board on March 17, 2014, and will continue to serve as a director of the Company.

On March 17, 2014, the Company entered into an employment agreement with Robert J. Dourney, in which Mr. Dourney agreed to serve as the Company’s Chief Executive Officer and President, effective March 17, 2014.  The initial term of employment under the agreement is four years, unless extended by mutual agreement of the parties or unless earlier terminated.  Under the terms of the employment agreement, Mr. Dourney will receive an annual gross base salary of $300,000, and an annual cash bonus of up to 100% of his base salary based upon the Company’s overall performance and the performance of Mr. Dourney, which in the Board’s discretion may be less than or more than the target amount for performance that falls short of or exceeds the performance goals.  Mr. Dourney and the Board will confer to set targets, metrics, and goals for the Company and executive performance for the purposes of determining Mr. Dourney’s bonus.

If Mr. Dourney’s employment terminates due to his death or disability, or by the Company for cause, or Mr. Dourney resigns under circumstances not constituting “good reason,” he is entitled to receive his base salary through the date of termination and all accrued benefits, if any, through the date of termination.  In addition, if Mr. Dourney is terminated without “cause” or resigns under circumstances constituting “good reason,” or if Mr. Dourney’s employment terminates due to non-renewal of his employment agreement, he is entitled to receive: (i) (A) his base salary through the date of termination, if not previously paid, (B) the amount of any accrued but unpaid annual bonus, (C) all accrued benefits, if any, and (ii) provided that such termination occurs prior to the exercise of the election to cause the Merger and provided no breach exists under the non-compete agreement, (D) 12 months of his base salary (provided that if such termination occurs prior to the first anniversary of the employment agreement, then such salary continuation will be for a period equal to 24 months less the number of full months elapsed since the date of the employment agreement), and (iii) continuation of health insurance benefits for the lesser of 12 months or the balance of the employment period.  If Mr. Dourney’s employment is terminated, all unvested restricted stock awards will be forfeited except as expressly set forth below in connection with a change in control with respect to Performance Shares.

Mr. Dourney is further entitled to the standard benefits available to the Company’s executives generally, including health insurance, life and disability coverage, and participation in the Company’s 401(k) Savings Plan.  Mr. Dourney has also agreed to observe the Company's standard confidentiality, non-competition and non-solicitation provisions.  Mr. Dourney will also be entitled to reimbursement for reasonable attorneys’ fees up to $45,000 incurred in connection with his employment agreement and the documentation relating to the election to cause the Merger.

In addition, as a material inducement to enter into employment with the Company and as long-term incentive compensation, on March 17, 2014 (“Date of Grant”), Mr. Dourney was granted 829,164 unregistered shares of restricted stock, of which 414,582 shares are time-vested (“Time Vested Shares”) and 414,582 are performance-based (“Performance Shares”), which shares were issued pursuant to a restricted stock agreement entered into on March 17, 2014, and which shares are subject to the following vesting schedules:

(a)           The Time-Vested Shares will vest in four equal installments, with 25% vesting on each of the first, second, third and fourth anniversaries of the Date of Grant, provided that Mr. Dourney remains in the continuous employ of the Company through each such vesting date.

(b)           The Performance Shares will vest in four equal installments, provided that Mr. Dourney remains in the continuous employment of the Company from and after the Date of Award and through the respective vesting dates set forth below and the specified price targets set forth below for the Company’s common stock are achieved:

(i)
25% on the first day on which the closing price of the Company’s common stock shall have exceeded $2.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);

(ii)
25% on the first day on which the closing price of the Company’s common stock shall have exceeded $2.50 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);

(iii)
25% on the first day on which the closing price of the Company’s common stock shall have exceeded $3.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events); and

(iv)
25% on the first day on which the closing price of the Company’s common stock shall have exceeded $4.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events).

(v)
In addition, in the event the holders of the Company’s common stock receive consideration in any change in control (as defined in the Restricted Stock Agreement dated March 17, 2014, pursuant to which the shares were granted) with a value at the time of receipt or subsequent to such receipt equal (on a per share basis and on an adjusted basis if applicable) to any of the applicable value thresholds set forth above, in respect of Company securities or any successor securities, then upon such receipt all Performance Shares that would have become vested shares upon attainment of trading prices at or below such threshold or thresholds as provided above shall become vested shares.

The employment agreement and restricted stock agreement between the Company and Mr. Dourney are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated in this Item 5.02 in its entirety by reference.

On March 17, 2014, the Company entered into an agreement with Stephen F. Edwards in which Mr. Edwards agreed to serve as the Company’s Executive Chairman of the Board, effective March 17, 2014.  The agreement provides for an initial one-year term.  Mr. Edwards will receive annual base compensation at a gross rate of (a) $300,000 per annum for a period of six months following the effective date, and (b) $100,000 per annum for the remaining balance of the one-year term, subject to withholding, pro-rated for any partial year, and payable in accordance with the Company’s practices.

As Executive Chair, Mr. Edwards will have the following principal responsibilities, among others: (i) assist with transitioning the chief executive officer role to the newly appointed President and Chief Executive Officer of the Company; (ii) lead the evaluation of significant transactions; (iii) chair the meetings of the Board and otherwise administer affairs of the Board; (iv) serve as the primary liaison between the Board and the Company’s management; (v) provide guidance to the CEO and other management in the development of the Company’s strategic plan and annual budget; and (vi) support the senior management’s interactions with stockholders, analysts and other external constituencies.

In addition, Mr. Edwards received 200,000 shares of restricted common stock of the Company, with the “Grant Date” date being March 17, 2014, pursuant to the Company’s 2005 Omnibus Long-Term Incentive Plan. This grant will vest as follows:  (a) 100,000 shares will vest immediately on the Grant Date, and (b) 100,000 shares will vest in four equal quarterly installments, of which 25,000 shares will vest on June 17, 2014; 25,000 shares will vest on September 17, 2014; 25,000 shares will vest on December 17, 2014, and the remaining 25,000 shares will vest on March 17, 2015.  If Mr. Edward’s voluntarily resigns his position as Executive Chair prior to the end of the initial one-year term, any shares remaining unvested as of the effective date of his resignation shall be forfeited.

The agreement between the Company and Mr. Edwards is filed as Exhibit 10.3 to this Current Report on Form 8-K, and is incorporated in this Item 5.02 in its entirety by reference.

Item 8.01	Other Events.

On March 18, 2014, the Company issued a press release announcing the appointment of Robert J. Dourney as Chief Executive Officer and President of the Company and the appointment of Stephen F. Edwards as Executive Chairman of the Board.  A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 (d).                                Exhibits.

Exhibit No.	Description	Paper (P) or Electronic (E)

2.1	Election to Cause Merger Agreement, dated March 18, 2014, by and among Cosi, Inc., Hearthstone Associates, LLC, Robert J. Dourney and Nancy Dourney	E

10.1	Employment Agreement, dated March 17, 2014, by and by and between Cosi, Inc. and Robert J. Dourney	E

10.2	Restricted Stock Award Agreement	E

10.3	Letter Agreement, dated March 17, 2014, by and between Cosi, Inc. and Stephen Edwards	E

99.1	Press Release, dated March 18, 2014	E

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cosi, Inc.

Date: March 21, 2014	/s/ William Koziel
Name: William Koziel
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)

2.1	Election to Cause Merger Agreement, dated March 18, 2014, by and among Cosi, Inc., Hearthstone Associates, LLC, Robert J. Dourney and Nancy Dourney	E
10.1	Employment Agreement, dated March 17, 2014, by and by and between Cosi, Inc. and Robert J. Dourney	E

10.2	Restricted Stock Award Agreement	E

10.3	Letter Agreement, dated March 17, 2014, by and between Cosi, Inc. and Stephen Edwards	E

99.1	Press Release, dated March 18, 2014	E